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September 22, 2005
ING USA Annuity and Life Insurance Company
1475 Dunwoody Drive, Suite 400
West Chester, Pennsylvania 19380-1478

Re:	ING USA Global Funding Trust 1: $400,000,000 Secured Medium-Term Notes due 2010
Ladies and Gentlemen:
     We have acted as special counsel to ING USA Annuity and Life Insurance Company, an Iowa insurance company (“ING USA”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by ING USA, of a Registration Statement on Form S-3 (File No. 333-123457) on March 18, 2005, as amended by Amendment No. 1 filed with the Commission on April 22, 2005 and Amendment No. 2 filed with the Commission on May 17, 2005 (including the documents incorporated by reference therein, the “Registration Statement”), including (i) a prospectus (including the documents incorporated by reference therein, the “Prospectus”) relating to secured medium-term notes to be issued from time to time by newly formed common law trusts formed under the laws of the State of Illinois, (ii) a prospectus supplement to the Prospectus relating to secured medium-term notes to be issued from time to time by the trusts (the “Institutional Prospectus Supplement”) and (iii) a prospectus supplement to the Prospectus relating to INGsm USA CoreNotes® to be issued from time to time by the trusts (the “Retail Prospectus Supplement”). The Registration Statement was declared effective by the Commission on May 25, 2005.
     The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of ING USA’s funding agreements to be sold to the trusts in connection with the issuance and sale of notes. This opinion letter is delivered to you in connection with the issuance and sale by ING USA Global Funding Trust 1, a common law trust formed under the laws of the State of Illinois (the “Trust”), of $400,000,000 aggregate principal amount of the Trust’s Secured Medium-Term Notes due 2010 (the “Notes”) pursuant to the
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Sidley Austin Brown & Wood llp	Chicago

September 22, 2005

Registration Statement, the Institutional Prospectus Supplement and the Pricing Supplement (as defined below).
     As special counsel for ING USA, we have reviewed: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement, the Retail Prospectus Supplement and the Pricing Supplement dated September 15, 2005 relating to the Notes (the “Pricing Supplement”), (ii) the Trust Agreement, dated as of the date of the Pricing Supplement (the “Trust Agreement”), which adopts and incorporates the standard trust terms, dated May 17, 2005, between U.S. Bank National Association, as trustee (the “Trustee”) and GSS Holdings II, Inc., as trust beneficial owner, (iii) the Indenture (the “Indenture”), which adopts and incorporates the standard indenture terms, dated May 17, 2005, between Citibank, N.A., as indenture trustee, and the Trust, (iv) the Distribution Agreement, dated May 25, 2005 entered into by and among ING USA and the agents named therein, acknowledged and agreed to by the Trust pursuant to the Terms Agreement, dated as of the date of the Pricing Supplement executed by the Trust through the execution of the Omnibus Instrument (defined below), (v) the Omnibus Instrument, dated September 15, 2005 (the “Omnibus Instrument”), that includes the Trust Agreement and the Indenture executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the Closing Instrument, dated September 22, 2005, (vii) the Notes and (viii) Funding Agreement No. RMTN-1 executed by ING USA. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such other agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant or necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the authentic original documents of all documents submitted to us as copies.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, upon the due execution and authentication of the Notes as provided in the Indenture and the delivery of the Notes to the purchasers thereof against payment of the agreed consideration therefor, the Notes will be the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms, except as enforceability is limited by the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law). We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the State of Illinois. This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances which may hereafter come to our attention with respect to the opinion set forth above, including any changes in applicable law which may hereafter occur.

Sidley Austin Brown & Wood llp	Chicago

September 22, 2005

     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by ING USA in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Sidley Austin Brown & Wood LLP